EXHIBIT 99.55



Radiocommunications Agency
Wireless Telegraphy Act 1949


RADIO FIXED ACCESS OPERATOR LICENCE

Licence no. PN/110838
Date of issue 3 November 1997      Fee payment date 30 November

1. This Licence authorises         NTL (UK) Group Inc.
                                   ("the Licensee")
                          of       Bristol House
                                   1 Lakeside Road
                                   Farnborough Aerospace Centre
                                   Farnborough
                                   Hampshire
                                   GU14 6XP

to establish, install and use radio transmitting and receiving stations and/or radio apparatus as described in the schedule(s) (hereinafter together called "the Radio Equipment") subject to the terms set out below.


Licence Term

2. This Licence shal1 continue in force until revoked by the Secretary of State or surrendered by the Licensee.


Licence Variation and Revocation

3. Pursuant to section 3A(4) of the Wireless Telegraphy Act 1949 (the 1949 Act), the Secretary of State may not revoke or vary this licence under section 1(4) of the 1949 Act save at the request or with the consent of the Licensee except:

     (a)  if there is no longer in force a Licence granted to the Licensee under section 7 of the Telecommunications Act 1984;

     (b)  in accordance with paragraph 6 of this Licence;

     (c)  in accordance with section 3A (7) of the 1949 Act;




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     (d)  for reasons related to the management of the radio spectrum,  provided that in such case the power to revoke may only be exercised after one year's notice is given in writing and after the Secretary of State has considered any pertinent factors;

     (e) if there has been a breach of any of the terms of this Licence or the schedule(s) hereto.


Changes

4. This Licence may not be transferred.

5. The Licensee must give prior or immediate notice to the Secretary of State in writing of any change in the details of the name and/or address recorded above.


Fees

6. The Licensee shall pay to the Secretary of State the relevant fee as provided in section 2(1) of the Wireless Telegraphy Act 1949 and the Regulations made thereunder:

     (a)  on or before the date of issue of this Licence; and/or

     (b) on or before the fee payment date shown above each year, or on or before such dates as shall be notified in writing to the Licensee,

failing which the Secretary of State may revoke this Licence.


Radio Equipment Use

7. The Licensee must ensure that the Radio Equipment is constructed and used only in accordance with the provisions specified in the schedule(s). Any proposal to amend any detail specified in the schedule(s) must be agreed with the Secretary of State in advance and implemented only after this Licence has been varied or reissued accordingly.

8. The Licensee must ensure that the Radio Equipment is operated in compliance with the terms of this Licence and is used only by persons who have been authorised in writing by the Licensee to do so and that such persons are made aware of, and of the requirement to comply with, the terms of this Licence.





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Access and Inspection


9. The Licensee shall permit a person authorised by the Secretary of State:

     (a)  to have access to the Radio Equipment; and

     (b)  to inspect this Licence and the Radio Equipment,

at any and all reasonable times or, when in the opinion of that person an urgent situation exists, at any time to ensure the Radio Equipment is being used in accordance with the terms of this Licence.


Modification, Restriction and Closedown

10. A person authorised by the Secretary of State may require the Radio Equipment, or any part thereof, to be modified or restricted in use, or temporarily or permanently closed down immediately if in the opinion of the person authorised by the Secretary of State:

     (a)  a breach of this Licence has occurred; and/or

     (b) the use of the Radio Equipment is causing or contributing to undue interference to the use of other authorised radio equipment.


11. The Secretary of State may in the event of a national or local state of emergency being declared require the Radio Equipment to be modified or restricted in use, or temporarily or permanently closed down either immediately or on the expiry of such period as he may specify. He shall exercise this power by a written notice served on the Licensee or by a general notice applicable to holders of this class of Licence published by public broadcast or in the London, Edinburgh and Belfast Gazettes.


Interpretation

12. In this Licence:

     (a) the establishment, installation and use of the Radio Equipment shall be interpreted as establishment and use of stations and installation and use of apparatus for wireless telegraphy as specified in section 1 of the Wireless Telegraphy Act 1949;



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     (b)  the expression "undue  interference"  shall have the same meaning that it has under the Wireless Telegraphy Act 1949;

     (c)  the expression "inspect" includes examine and test;

     (d) the schedule(s) form(s) part of this Licence together with any subsequent schedule(s) which the Secretary of State may issue as a variation to this Licence at a later date; and

     (e) the Interpretation Act 1978 shall apply to the Licence as it applies to an Act of Parliament.


Issued on behalf of the Secretary of State for Trade and Industry.







Robert Emson
Public Networks Section
Radiocommunications Agency







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                       RADIO FIXED ACCESS OPERATOR LICENCE

                     SCHEDULE 1 TO LICENCE NUMBER PN/110838

             DESCRIPTION OF RADIO EQUIPMENT COVERED BY THIS LICENCE


This schedule forms part of Licence no. PN/110838, issued to NTL (UK) Group Inc., the Licensee on 3 November 1997, and describes the Radio Equipment covered by the Licence and the purpose for which the Radio Equipment may be used.


1. Description of the Radio Equipment licensed

In this Licence the Radio Equipment means equipment used as:

     a) radio fixed access base stations as detailed in subsequent schedules to this Licence, which are connected to a telecommunications network;

     b) network termination stations which gain fixed radio access to a telecommunications network via a base station; and

     c) repeater stations which relay information between the base station and the network termination stations.

2. Purpose of the Radio Equipment

The Licensee shall install, maintain and use the Radio Equipment in such a way that it forms part of a radio telecommunications network ("the Network"), in which base stations connected to the Network communicate with network termination stations by wireless telegraphy.


3. Approved Standards for the Radio Equipment

The Radio Equipment covered by this Licence is required to be type approved in accordance with the relevant 3 - 11 GHz ETSI standard or its successor.







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4. Special conditions relating to the operation of the Radio Equipment

(a) The Licensee shall use the Network in such a way as to enable the provision of any telecommunications service as defined in section 4(3) of the Telecommunications Act 1984 to an area where at least 68 % of the population of the United Kingdom live, by no later than 31 December 2002 and thereafter.


(b) During the period that this Licence remains in force and for 6 months thereafter, the Licensee shall compile and maintain accurate records of:

     (i)  the following details relating to the network termination stations:

          (a)  postal address;

          (b)  National Grid Reference. (to 100 metres resolution);

          (c)  antenna height, type and bearing ETN;

          (d)  radio frequencies in operation;

     (ii) a statement of the number of subscribing customers using the Network; and

the Licensee must produce the above records when a person authorised by the Secretary of State requires him to do so.

(c) The Licensee shall inform the Secretary of State of the address of the premises at which this Licence and the information detailed at sub-paragraph (c) above shall be kept.

(d) The Licensee must submit to the Secretary of State copies of the records detailed in sub-paragraph (c) above at such intervals as the Secretary of State shall notify to the Licensee.

(e) The Licensee shall, upon request, supply the Secretary of State or any person authorised by him in that behalf with the name and address of any subscribing customers to the Network, or shall require its agents to provide such information on its behalf.

5. Site clearance requirements

(a) The Licensee shall ensure that the Radio Equipment is operated in accordance with the relevant site clearance conditions for that type of equipment, and that where appropriate, it is in possession of valid site clearance documentation issued by the Radiocommunications



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Agency on behalf of the  Secretary  of State Site  clearance is required for all base stations and network termination stations except those incorporating transmitters radiating not more than 17 dBW EIRP and with aerial systems, the highest point of which is less than 30 metres above ground level or which does not increase the height of an existing building by more than 5 metres (whichever is the higher).

(b) The Licensee must not install Radio Equipment in any exclusion zone notified by the Ministry of Defence without written authority having been given to the Licensee by the Radiocommunications Agency on behalf of the Secretary of State.

TECHNICAL PERFORMANCE REQUIREMENTS

6. Frequencies of operation

The Radio Equipment shall be operated at frequencies between 10202 MHz and 10225 MHz paired with 10552 MHz and 10575 MHz in compliance with such co-ordination and sharing procedures as may be considered necessary and notified by the Radiocommunications Agency on behalf of the Secretary of State.


7. Bit rate

The radio connection between the base station and the customer's terminal unit must be capable of providing a minimum bit rate of 144 kbit/s.


8. RE carrier spacing

The RF carrier spacing shall be in accordance with CEPT Recommendation CEPT/ERC/REC 12-05


9. ITU Emission designation

7M00G7WWT


10. Maximum permissible EIRP for base stations

(a) The maximum EIRP (per carrier) is 25 dBW.



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11. Maximum permissible EIRP for repeater stations

(a) The maximum EIRP (per carrier) is 33 dBW.

12. Maximum permissible EIRP for network termination stations

(a) The maximum EIRP (per carrier) is 33 dBW.

13. Interpretation

In this Schedule:

     (a)  "ETSI" means the European Telecommunications Standards Institute;

     (b)  "ETS" means European Telecommunications Standard;

     (c) "EIRP" means the equivalent isotropically radiated power. This is the product of the power supplied to the antenna and the antenna gain in a given direction relative to an isotropic antenna (absolute or isotropic gain);

     (d) "ITU" means the International Telecommunications Union, and "emission designation" shall have the meaning as defined in the ITU Radio Regulations RR 4-2 and Appendix 6 Parts A & B;

     (e) "MPT" means a MPT technical performance standard published by the Radiocommunications Agency on behalf of the Secretary of State;

     (f)  "ETN" means a geographic bearing east of true north;

     (g) "CEPT" means the European Conference of Postal and Telecommunications Administrations;

     (h)  "RF" means Radio Frequency;

     (i) "radio fixed access" means the provision of a link between a fixed telephone connector and a telecommunications network using a radio link;

     (j) "base station" means a station connected to the Network which communicates with a number of network termination stations in a given locality;



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     (k)  "repeater  station"  means a station  which  communicates  information between a base station and network termination stations;

     (1) "network termination station" means a station which communicates with a base station.



Issued on behalf of the Secretary of State for Trade and Industry.




Robert Emson
Public Networks Section
Radiocommunications Agency





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